EXHIBIT 99.4

IDENTIX INCORPORATED NEW EMPLOYEE

STOCK INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS.

(a) Purpose. The purpose of the Plan is to provide to certain persons who are not yet employees of the Company a material inducement to become employees of, or consultants to, Identix Incorporated, a Delaware corporation, its subsidiaries or affiliates by providing an opportunity to acquire stock in the Company.

(b) Definitions. For purposes of the Plan, the following terms have the following meanings:

(i) “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Purchase Right or Performance Share Award.

(ii) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Plan participant setting forth the terms and conditions of the Award.

(iii) “Board” means the Board of Directors of the Company.

(iv) “Change in Control” has the meaning set forth in Section 9(a).

(v) “Change in Control Price” has the meaning set forth in Section 9(c).

(vi) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

(vii) “Commission” means the Securities and Exchange Commission and any successor agency.

(viii) “Committee” means the Committee referred to in Section 2, or the Board in its capacity as administrator of the Plan in accordance with Section 2.

(ix) “Company” means Identix Incorporated, a Delaware corporation.

(x) “Disability” means permanent and total disability as determined by the Committee for purposes of the Plan.

(xi) “Non-employee Director” has the meaning set forth in Rule 16b-3 under the Exchange Act, and any successor definition adopted by the Commission.

(xii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

(xiii) “Fair Market Value” means as of any given date (a) if the Stock is listed on any established stock exchange or a national market system, the closing sales price for the Stock or the closing bid if no sales were reported, as quoted on such system or exchange, as reported in the Wall Street Journal; or (b) in the absence of an established market for the Stock, the fair market value of the Stock as determined by the Committee in good faith.

(xiv) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option, within the meaning of Section 422 of the Code.

(xv) “Option” means an option granted under Section 5.

(xvi) “Performance Period” means the period determined by the Committee under Section 8(a).

(xvii) “Performance Share” means the equivalent, as of any time such assessment is made, of the Fair Market Value of one share of Stock.

(xviii)”Performance Share Award” means an Award under Section 8.

(xix) “Plan” means this Identix Incorporated New Employee Stock Incentive Plan, as amended from time to time.

(xx) “Restricted Stock” means an Award of Stock subject to restrictions, as more fully described in Section 6.

(xxi) “Restriction Period” means the period determined by the Committee under Section 6(b).

(xxii) “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as amended from time to time, and any successor rule.

(xxiii)”Stock” means the Common Stock of the Company, and any successor security.

(xxiv) “Stock Purchase Right” means an Award granted under Section 7.

(xxv) “Subsidiary” has the meaning set forth in Section 424 of the Code.

(xxvi) “Tax Date” means the date defined in Section 10(f).

(xxvii) “Termination” means, for purposes of the Plan, with respect to a participant, that the participant has ceased to be, for any reason, employed by, or a consultant to, the Company, a subsidiary or an affiliate; provided, that for purposes of this definition, unless otherwise determined by the President of the Company, in his sole discretion, Termination shall not include a change in status from an employee of, to a consultant to, the Company or any subsidiary or affiliate, or vice versa.

SECTION 2. ADMINISTRATION.

(a) Committee. The Plan shall be administered by the Board or, upon delegation by the Board, by a committee of Non-employee Directors appointed by the Board. In connection with the administration of the Plan, the Committee shall have the powers possessed by the Board. The Committee may act only by a majority of its members, except that the Committee may from time to time select another committee or one or more other persons to be responsible for any matters for which Non-employee Director are not required pursuant to Rule 16b-3. The Board at any time may abolish the Committee and revest in the Board the administration of the Plan.

(b) Authority. The Committee shall grant Awards only to persons who are not at the time of the Award employees of the Company for purposes of providing a material inducement to such persons to become employees of or consultants to the Company. In particular and without limitation, the Committee, subject to the terms of the Plan, shall:

(i) select the persons which the Company wishes to attract as an officer, employee or consultants to whom Awards may be granted;

(ii) determine whether and to what extent Awards are to be granted under the Plan;

(iii) determine the number of shares to be covered by each Award granted under the Plan;

(iv) determine the terms and conditions of any Award granted under the Plan and any related loans to be made by the Company, based upon factors determined by the Committee; and

(v) determine to what extent and under what circumstances any Award payments may be deferred by a participant.

(c) Committee Determinations Binding. The Committee may adopt, alter and repeal administrative rules, guidelines and practices governing the Plan as it from time to time shall deem advisable, may interpret the terms and provisions of the Plan, any Award and any Award Agreement and may otherwise supervise the administration of the Plan. Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in its sole discretion at the time of the grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time. All decisions made by the Committee under the Plan shall be binding on all persons, including the Company and Plan participants.

SECTION 3. STOCK SUBJECT TO PLAN.

(a) Number of Shares. The total number of shares of Stock reserved and available for issuance pursuant to Awards under this Plan shall be 1,500,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares reacquired in private transactions or open market purchases, but all shares issued under the Plan, regardless of source shall be counted against the 1,500,000 share limitation. If any Option terminates or expires without being exercised in full or if any shares of Stock subject to an Award are forfeited, or if an Award otherwise terminates without issuance in full being made to the participant in the form of Stock, the shares not issued under such Option or Award shall again be available for issuance in connection with Awards. To the extent an Award is paid in cash, the number of shares of Stock representing, at Fair Market Value on the date of the payment, the value of the cash payment shall not be available for later grant under the Plan. Any Award under this Plan shall be governed by the terms of the Plan and any applicable Award Agreement.

(b) Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the number and exercise price of shares subject to outstanding Options, and in the number of shares subject to other outstanding Awards, as may be determined to be appropriate by the Committee, in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 4. ELIGIBILITY.

Awards may be granted as a material inducement to accepting employment or consultancy with the Company only to persons not employed by the Company at the time of the Award and who the Company wishes to attract as an officer or other employee of, or consultant to, the Company, its subsidiaries and affiliates.

SECTION 5. STOCK OPTIONS.

(a) Type. Any Option granted under the Plan shall be in such form as the Committee may from time to time approve; provided, that only Nonqualified Stock Options may be granted under the Plan.

(b) Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions:

(i) Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than fifteen (15) years after the date the Option is granted.

(ii) Grant Date. The Company may grant Options under the Plan at any time and from time to time before the Plan terminates. The Committee shall specify the date of grant or, if it fails to, the date of grant shall be the date the intended optionee is first treated as an employee or consultant for payroll purposes.

(iii) Exercise Price. Unless approved by the holders of a majority of the Company’s shares present and entitled to vote at a duly convened meeting of the Company’s shareholders, the Company shall not grant any Options with an exercise price that is less than 100% of the Fair Market Value of the underlying Stock on the date of grant or reduce the exercise price of any Option granted under the Plan. Subject to the foregoing sentence, the exercise price per share of Stock purchasable under an Option shall be equal to at least 85% of the Fair Market Value on the date of grant.

(iv) Exercisability. Subject to the other provisions of the Plan, an Option shall be exercisable in its entirety at grant or at such times and in such amounts as are specified in the Award Agreement evidencing the Option. Except to the extent otherwise provided in the Award Agreement, in the event of Termination prior to the Option being exercisable in full, any such unexercisable portion shall expire as of such Termination. The Committee, in its absolute discretion, at any time may waive any limitations respecting the time at which an Option first becomes exercisable in whole or in part.

(v) Method of Exercise; Payment. To the extent the right to purchase shares has accrued, Options may be exercised, in whole or in part, from time to time, by written notice from the optionee to the Company stating the number of shares being purchased, accompanied by payment of the exercise price for the shares.

SECTION 6. RESTRICTED STOCK.

(a) Price. The Committee may grant to a participant Restricted Stock. The grantee shall pay the par value per share as consideration therefor.

(b) Restrictions. Subject to the provisions of the Plan and the Award Agreement, during the Restriction Period set by the Committee, commencing with and not exceeding ten (10) years from the date of such Award, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Committee may determine.

(c) Dividends. Unless otherwise determined by the Committee, with respect to dividends on shares of Restricted Stock, dividends payable in cash shall be automatically reinvested in additional Restricted Stock, and dividends payable in Stock shall be paid in the form of Restricted Stock.

(d) Termination. Except to the extent otherwise provided in the Award Agreement and pursuant to Section 6(b), in the event of a Termination during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

SECTION 7. STOCK PURCHASE RIGHTS.

(a) Price. The Committee may grant Stock Purchase Rights which shall enable the recipients to purchase Stock at a price equal to not less than 85% of its Fair Market Value on the date of grant.

(b) Exercisability. Stock Purchase Rights shall be exercisable for a period determined by the Committee not exceeding 30 days from the date of the grant.

SECTION 8. PERFORMANCE SHARES.

(a) Awards. The Committee shall determine the nature, length and starting date of the Performance Period for each Performance Share Award, which period shall be at least one (1) year (subject to Section 9) and not more than six (6) years. The consideration payable by a participant with respect to a Performance Share Award shall be an amount determined by the Committee in the exercise of the Committee’s discretion at the time of the Award; provided, that the amount of consideration may be zero and may in no event exceed 50% of the Fair Market Value at the time of grant. The Committee shall determine the performance objectives to be used in awarding Performance Shares and the extent to which such Performance Shares have been earned. Performance Periods may overlap and participants may participate simultaneously with respect to Performance Share Awards that are subject to different Performance Periods and different performance factors and criteria. At the beginning of each Performance Period, the Committee shall determine for each Performance Share Award subject to such Performance Period the number of shares of Stock (which may consist of Restricted Stock) to be awarded to the participant at the end of the Performance Period if and to the extent that the relevant measures of performance for such Performance Share Award are met. Such number of shares of Stock may be fixed or may vary in accordance with such performance or other criteria as may be determined by the Committee. The Committee may provide that (i) amounts equivalent to interest at such rates as the Committee may determine, or (ii) amounts equivalent to dividends paid by the Company upon outstanding Stock shall be payable with respect to Performance Share Awards.

(b) Termination. Except as otherwise provided in the Award Agreement or determined by the Committee, in the event of a Termination during a Performance Period, the participant shall not be entitled to any payment with respect to the Performance Shares subject to the Performance Period.

(c) Form of Payment. Payment shall be made in the form of cash or whole shares of Stock, as the Committee, in its discretion, shall determine.

SECTION 9. CHANGE IN CONTROL.

(a) Definition of “Change in Control”. For purposes of Section 9(b), a “Change in Control” means the occurrence of any one of the following:

(i) Any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii) the solicitation of proxies (within the meaning of Rule 14a-1 under the Exchange Act and any successor rule) with respect to the election of any director of the Company where such solicitation is for any candidate who is not a candidate proposed by a majority of the Board in office prior to the time of such election; or

(iii) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving 30% or more of the assets of the Company, any merger or reorganization of the Company, whether or not another entity is the survivor, in a transaction pursuant to which the holders, as a group, of all of the shares of the Company outstanding prior to the transaction hold, as a group, less than 70% of the shares of the Company outstanding after the transaction, or any other event which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

(b) Impact of Event. In the event of a “Change in Control” as defined in Section 9(a), but only if and to the extent so specifically determined by the Board in its discretion, which determination may be amended or reversed only by the affirmative vote of a majority of the persons who were directors at the time such determination was made, acceleration and valuation provisions no more favorable to participants than the following may apply:

(i) Any Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested.

(ii) The restrictions and limitations applicable to any Restricted Stock and Stock Purchase Rights shall lapse, and such Restricted Stock shall become fully vested.

(iii) The value (net of any exercise price) of all outstanding Options, Restricted Stock and Stock Purchase Rights, unless otherwise determined by the Committee at or after grant and subject to Rule 16b-3, shall be cashed out on the basis of the “Change in Control Price”, as defined in Section 9(c), as of the date such Change in Control is determined to have occurred or such other date as the Board may determine prior to the Change in Control.

(iv) Any outstanding Performance Share Awards shall be vested and paid in full as if all performance criteria had been met.

(c) Change in Control Price. For purposes of this Section 9, “Change in Control Price” means the highest price per share paid in any transaction reported on the American Stock Exchange or the Nasdaq National Market or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the preceding 60 day period as determined by the Board.

SECTION 10. GENERAL PROVISIONS.

(a) Award Grants. Any Award may be granted either alone or in addition to other Awards granted under the Plan. Subject to the terms and restrictions set forth elsewhere in the Plan, the Committee shall determine the consideration, if any, payable by the participant for any Award and, in addition to those set forth in the Plan, any other terms and conditions of the Awards. The Committee may condition the grant or payment of any Award upon the attainment of specified performance goals or such other factors or criteria, including vesting based on continued employment or consulting, as the Committee shall determine. Performance objectives may vary from participant to participant and among groups of participants and shall be based upon such Company, subsidiary, group or division factors or criteria as the Committee may deem appropriate, including, but not limited to, earnings per share or return on equity. The other provisions of Awards also need not be the same with respect to each recipient.

(b) Award Agreement. As soon as practicable after the date of an Award grant, the Company and the participant shall enter into a written Award Agreement identifying the date of grant, and specifying the terms and conditions of the Award. Options are not exercisable until after execution of the Award agreement by the Company and the Plan participant, but a delay in execution of the agreement shall not affect the validity of an Option grant.

(c) Certificates. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any market in which the Stock is then traded and any applicable federal, state or foreign securities law.

(d) Termination. Unless otherwise provided in the applicable Award Agreement or by the Committee, in the event of Termination for any reason other than death, retirement or Disability, Awards held at the date of Termination (and only to the extent then exercisable or payable, as the case may be) may be exercised in whole or in part at any time within three (3) months after the date of Termination, or such lesser period specified in the Award Agreement (but in no event after the expiration date of the Award), but not thereafter. If Termination is due to retirement or to death or Disability, Awards held at the date of Termination (and only to the extent then exercisable or payable, as the case may be) may be exercised in whole or in part by the participant in the case of retirement or Disability, by the participant’s guardian or legal representative or by the person to whom the Award is transferred by will or the laws of descent and distribution, at any time within two (2) years from the date of Termination or any lesser period specified in the Award Agreement (but in no event after the expiration of the Award).

(e) Delivery of Purchase Price. If and only to the extent authorized by the Committee, participants may make all or any portion of any payment due to the Company

(i) with respect to the consideration payable for an Award,

(ii) upon exercise of an Award, or

(iii) with respect to federal, state, local or foreign tax payable in connection with an Award, by delivery of (x) cash, (y) check, or (z) any property other than cash (including a promissory note of the participant or shares of Stock or securities) so long as, if applicable, such property constitutes valid consideration for the Stock under, and otherwise complies with, applicable law. No promissory note under the Plan shall have a term (including extensions) of more than five years or shall be of a principal amount exceeding 90% of the purchase price paid by the borrower.

(f) Tax Withholding. Any shares or other securities so withheld or tendered will be valued by the Committee as of the date they are withheld or tendered; provided, however, that Stock shall be valued at Fair Market Value on such date. The value of the shares withheld or tendered may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company. Unless the Committee permits otherwise, the participant shall pay to the Company in cash, promptly when the amount of such obligations becomes determinable (the “Tax Date”), all applicable federal, state, local and foreign withholding taxes that the Committee in its discretion determines to result (i) from the lapse of restrictions imposed upon an Award, (ii) upon exercise of an Award, or (iii) from a transfer or other disposition of shares acquired upon exercise or payment of an Award, or otherwise related to the Award or the shares acquired in connection with an Award.

A participant who has received an Award or payment under an Award may, to the extent, if any, authorized by the Committee in its discretion, make an election to (x) deliver to the Company a promissory note of the participant on the terms set forth in Section 10(e), or (y) tender any such securities to the Company to pay the amount of tax that the Committee in its discretion determines to be required to be withheld by the Company subject to any limitations imposed by Section 16(b) of the Exchange Act or other applicable law.

(g) No Transferability. Unless otherwise provided for in the applicable Award Agreement or by the Committee, no Award shall be assignable or otherwise transferable by the participant other than by will or by the laws of descent and distribution, and during the life of a participant, an Award shall be exercisable, and any elections with respect to an Award may be made, only by the participant or participant’s guardian or legal representative.

(h) Adjustment of Awards; Waivers. The Committee may adjust the performance goals and measurements applicable to Awards (i) to take into account changes in law and accounting and tax rules, (ii) to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships, and (iii) to make such adjustments as the Committee deems necessary or appropriate to reflect any material changes in business conditions. In the event of hardship or other special circumstances of a participant and otherwise in its discretion, the Committee may waive in whole or in part any or all restrictions, conditions, vesting, or forfeiture with respect to any Award granted to such participant.

(i) Non Competition. The Committee may condition its discretionary waiver of a forfeiture, the acceleration of vesting at the time of Termination of a participant holding any unexercised or unearned Award, the waiver of restrictions on any Award, or the extension of the expiration period to a period not longer than that provided by the Plan upon such participant’s agreement (and compliance with such agreement) to (i) not engage in any business or activity competitive with any business or activity conducted by the Company and (ii) be available for consultations at the request of the Company’s management, all on such terms and conditions (including conditions in addition to clauses (i) and (ii)) as the Committee may determine.

(j) Dividends. The reinvestment of dividends in additional Stock or Restricted Stock at the time of any dividend payment pursuant to Section 6(c) shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Awards).

(k) Regulatory Compliance. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Stock upon any securities exchange or for trading in any securities market or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement by the participant with respect thereto, is necessary or desirable, then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

(l) Rights as Shareholder. Unless the Plan or the Committee expressly specifies otherwise, an optionee shall have no rights as a shareholder with respect to any shares covered by an Award until the stock certificates representing the shares are actually delivered to the optionee. Subject to Sections 3(b) and 6(c), no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificates are delivered.

(m) Beneficiary Designation. The Committee, in its discretion, may establish procedures for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid.

(n) Additional Plans. Nothing contained in the Plan shall prevent the Company, a subsidiary or an affiliate from adopting other or additional compensation arrangements for its employees and consultants.

(o) No Employment Rights. The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any employee at any time.

(p) Rule 16b-3. Notwithstanding any provision of the Plan, the Plan shall always be administered, and Awards shall always be granted and exercised, in such a manner as to conform to the provisions of Rule 16b-3.

(q) Governing Law. The Plan and all Awards shall be governed by and construed in accordance with the laws of the State of California.

(r) Use of Proceeds. All cash proceeds to the Company under the Plan shall constitute general funds of the Company.

(s) Unfunded Status of Plan. The Plan shall constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

(t) Assumption by Successor. The obligations of the Company under the Plan and under any outstanding Award may be assumed by any successor corporation, which for purposes of the Plan shall be included within the meaning of “Company”.

SECTION 11. AMENDMENTS AND TERMINATION.

The Board may amend, alter or discontinue the Plan or any Award, but no amendment, alteration or discontinuance shall be made which would impair the rights of a participant under an outstanding Award without the participant’s consent. Notwithstanding the foregoing, Section 5(a) (iii) of the Plan may be amended or repealed solely by the affirmative vote of a majority of the Company’s shares present and entitled to vote at a duly convened meeting of the Company’s shareholders.

SECTION 12. EFFECTIVE DATE OF PLAN.

The Plan shall be effective on the date it is adopted by the Board.

SECTION 13. TERM OF PLAN.

No Award shall be granted on or after April 3, 2010, but Awards granted prior to April 3, 2010 may extend beyond that date.

Plan, as approved by the Board of Directors on April 3, 2000, and as amended by Unanimous Written Consent of the Board of Directors on June 18, 2001 and on January 29, 2002.